Exhibit 10.1

VALION BIO CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) with an effective date of September 22, 2026 (“Effective Date”) is made by and between Valion Bio, Inc. (the “Company” or “Valion”), and Dean Zikria (“Consultant”).

RECITALS

WHEREAS, the Company desires to engage Consultant to perform the Services (defined below), and Consultant desires to perform such Services.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein contained, the parties agree as follows:

1.	Consultant Information.

Consultant represents and warrants for the benefit of the Company that the following information relating to Consultant is true and correct:

Consultant: Dean Zikria

Title: Interim Chief Executive Officer

2.	Compensation.

a.	Monthly Fee: Consultant shall perform agreed upon services relating to Consultant’s agreed upon responsibilities at a rate of $23,333/month.

b.	Equity: Consultant shall also be granted 50,000 restricted stock units (“RSUs”) under the following terms:

i.	The RSUs shall be issued pursuant to a nonstatutory equity grant under the Company’s Equity Incentive Plan;

ii.	Another 50,000 RSUs upon an increase in the Company’s equity incentive plan by the Company’s stockholders, and subject to the Special Committee of the Board of Directors of the Company’s (the “Special Committee”) approval;

iii.	One fourth of any issued RSUs shall vest quarterly on the three-month anniversary of the Effective Date over twelve months; and

iv.	Should the Company undergo a change of control (as defined in the Company’s Equity Incentive Plan), all issued RSUs as of that date shall vest immediately.

c.	Bonus: Consultant shall also be entitled to a cash bonus upon closing of a strategic transaction (i.e., a reverse merger, a merger, or acquisition), the amount of which shall be determined at the time of said transaction, based on the nature of the transaction.

d.	Expenses: Reasonable pre-approved out of pocket expenses shall be reimbursed within seven (7) days of submission. The Chair of the Board will approve all expenses.

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3.	Payment Terms.

Service Provider does not need to submit invoices for payment. Payment will be rendered automatically on the Effective Date and then on the monthly anniversary of the Effective Date, via wire transfer to account identified by Consultant.

4.	Work Responsibilities.

Consultant shall be responsible for at least those activities provided at Exhibit A, including others that may be assigned by the Special Committee of the Board of Directors of Valion Bio, Inc. (the “Committee”), and by Thomas Jensen, as chair of the Committee. Consultant will also work closely with the current management team to direct and lead the Company.

Consultant will be issued a Company laptop and a Company Microsoft 365 licensed account, including a Valion Bio email address. All services rendered under this Agreement must be conducted using the Company laptop and license, including the email address and our backed up storage capabilities, not on personal computers or personal email. The laptop must be returned upon termination of this Agreement, without being wiped or reformatted to allow appropriate archival of Company intellectual property.

Consultant acknowledges that this Agreement results in his director position with the Company being non-independent. Consultant agrees that his position as a member of the Committee, as well as the Compensation, Audit and Risk, and Nominations and Corporate Governance Committees must be terminated during the term of this Agreement. Consultant will continue to be a director. Upon termination of this Agreement and re-establishment of Consultant’s independence, reappointment to committees shall be subject to the Nominations and Corporate Governance Committee’s assessment and appointment and Committee or Board approval of the same.

Consultant shall not have independent signatory authority on behalf of the Company, except with respect to any regulatory or statutory filings or representations. Any contracts over $100,000 in total require pre-approval by the Finance Subcommittee of the Board of Directors of the Company before signature by the Consultant. Any contracts over $250,000 in total require pre-approval by the Special Committee before signature by the Consultant.

5.	Relationship of the Parties.

a.	For all purposes of this Agreement and the performance of work hereunder, Consultant is and will be an independent contractor. Nothing contained in this Agreement is intended or should be construed to make or constitute Consultant as an employee or agent of the Company or a partner or co-venturer with the Company.

b.	Without limiting the generality of the foregoing, Consultant acknowledges and agrees that (i) the Company will not be withholding any federal, state, local or social security taxes from any payments due to Consultant, (ii) Consultant is solely responsible for the payment of all such taxes, and (iii) Consultant will not be covered by or otherwise eligible for any benefits, including, without limitation, employment insurance and worker’s compensation insurance, that the Company provides to its employees.

6.	Term of Agreement.

a.	This Agreement shall expire on January 22, 2027, after which the Parties may mutually agree to extend to up to twelve (12) months from the Effective Date.

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b.	The intent of the Parties is for Consultant to return to the Company’s Board of Directors as an independent director, with that assessment being made at that time by the relevant committees of the Board of Directors.

7.	Representations of Consultant.

Consultant further represents and warrants for the benefit of the Company that:

a.	Consultant has full legal authority to enter into this Agreement and provide the Services hereunder, and this Agreement constitutes the legal, valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms. Neither any of the terms of this Agreement nor the performance by Consultant of work hereunder does or will violate the terms of any agreement between Consultant and any third party.

b.	Consultant will perform all work hereunder in a professional manner and in accordance with the highest standards of skill and care in Consultant’s business and profession. Consultant shall adhere strictly to all of the Company’s standards and policies as they shall be communicated to Consultant from time to time, as well as all applicable federal, state and local laws, rules and regulations. Consultant shall maintain and make available to the Company accurate and reasonably detailed records of Consultant’s time dedicated to the performance of the Services hereunder and any fees or expenses incurred by Consultant in connection with the performance of the Services.

c.	To the best of Consultant’s knowledge, no material furnished by Consultant to the Company under this Agreement will infringe any copyright or other intellectual property right of any person, will be libelous, will otherwise violate the rights of or cause damage to any person or entity, or will violate any law, rule or regulation.

d.	As a condition of your engagement with the Company, Consultant certifies and affirms that Consultant is not under investigation by the FDA for debarment action, has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.), and is not otherwise being investigated, restricted or disqualified from performing services relating to clinical trials by the FDA or any other regulatory authority or professional body in any other jurisdiction. If, during the course of Consultant’s engagement with the Company, Consultant becomes subject to such investigation or otherwise are restricted or disqualified, Consultant will promptly inform Valion’s Legal Department of such event.

8.	Ownership of Materials.

a.	All documents, data, diagrams, formulations, formulas, indications, records, customer lists, any physical embodiment of or documentation relating to Discoveries, equipment and other items provided by the Company and held in the possession of Consultant, and any other materials, in any form (collectively, ”Materials”), which in any way relate to the Company’s past, present or potential business and which were prepared or received by Consultant after the Effective Date and in the course of Consultant’s performance of the Services are the exclusive property of the Company. Consultant specifically acknowledges that Consultant has no ownership interests or rights of any kind in or to such materials even if Consultant developed such materials. Consultant further agrees to deliver to the Company at the request of the Company all copies of such materials, including Consultant’s own personal work papers, and in the absence of such request, upon the termination of Consultant’s services hereunder pursuant to Section 16 below. Consultant warrants that Consultant has not and will not at any time hereafter make, create or retain copies of any such materials except that Consultant may retain one copy of such materials solely for archival purposes.

b.	This Agreement does not grant any rights to or modify the ownership of any Materials of either Party existing prior to the Effective Date, or any Materials of Consultant that are created after the Effective Date and not in the course of Consultant’s performance of the Services.

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9.	Trade Secrets.

a.	Consultant acknowledges that the Company’s formulas, formulations, indications, its research and development activities, its sources of supply, its techniques, Discoveries to the extent not disclosed to the public by the Company (collectively “Trade Secrets”), as well as further developments, improvements, or refinements thereto, are uniquely valuable to the Company, have been developed through considerable expense and effort, and are not disclosed to the public.

b.	In light of the need to preserve the confidentiality of these Trade Secrets, and in consideration for Consultant’s compensation hereunder, Consultant agrees, at all times while providing the Services to the Company and at all times thereafter, regardless of the reason Consultant ceases to perform the Services for the Company, to protect the confidentiality of the Trade Secrets, to use them solely for the benefit of the Company’s business, and to refrain from using or disclosing or making available the Trade Secrets to any third party without the express prior written consent of an authorized officer of the Company. Consultant further agrees to take all reasonable security measures requested by the Company to prevent accidental disclosure.

10.	Confidential Information.

Except as may be required or appropriate in connection with carrying out assigned duties under this Agreement, Consultant shall not, without the express prior written consent of an authorized officer of the Company, or as may otherwise be required by law or legal process, communicate to anyone other than the Company and those designated by the Company in the furtherance of its business, any Confidential Information (as hereafter defined) obtained by Consultant during the performance of the Services for the Company. Consultant acknowledges that some Confidential Information may not qualify as a Trade Secret but is still uniquely valuable and an important asset of the Company, and as such Consultant agrees to hold the Confidential Information in trust for the Company’s sole benefit. Therefore, at all times while performing the Services hereunder and at all times thereafter, Consultant shall not use any of the Confidential Information for Consultant’s own personal benefit or for the benefit of third parties without the express prior written consent of an authorized officer of the Company, unless required by law or legal process. “Confidential Information,” as used in this Agreement, will include all information, or compilation or analysis of information, that is not generally available to the public (other than by acts of Consultant in violation of this Agreement) that involve the business affairs or operations of the Company including, but not limited to, the following: this Agreement and all provisions hereof; all information acquired by Consultant from the Company, its vendors, suppliers, advertisers, customers or others during Consultant’s performance hereunder that relates to the Company’s past, present or potential business or operations; all information regarding the Company’s programs, files, employment contracts, personnel information and financial information; all information constituting Discoveries (as defined in Section 11 hereof) or Trade Secrets; all information regarding the Company’s computer systems, software, source code, source listing, program listing, flowcharts, schematics, design documents, technical information or material or other information relating to computer programs (including, without limitation, related documentation and/or hardware developed or modified by or on behalf of the Company, and any modifications and enhancements thereto developed by or on behalf of the Company); all information regarding the Company’s past, present or future research and development plans or strategies, business plans or strategies, business activities or affairs, licensing arrangements, marketing or sales plans, product development plans, distribution plans or activities, production plans or methods and/or manufacturing plans or methods; as well as documents or records containing price lists, catalogs, quotes, leads, customer lists, vendor or supplier lists, vendor or supplier contract terms and conditions, licensing terms and conditions, customer contracts, customer requirements or specifications, and contract supply information.

Consultant acknowledges that, during the course of Consultant’s performance under this Agreement, Consultant has or will receive material nonpublic information that, if known to the public, would affect the Company’s stock price. Consultant shall not purchase or sell the Company’s stock or any equity instrument related to the Company’s stock “on the basis of,” as such term is defined in Rule 10b5-1 of the Securities and Exchange Act of 1934, any material nonpublic information disclosed in discussions and exchanges between the Company and Consultant until such material nonpublic information is disclosed to the public.

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11.	Discoveries.

a.	All Discoveries are the exclusive property of the Company, and Consultant will promptly and fully disclose them to the Company. As used herein, the term “Discoveries” means all discoveries, inventions, improvements, formulas, formulations, indications, and processes, in any form, whether or not patentable or copyrightable (including records thereof), as well as all Intellectual Property (as defined herein), which Consultant alone or with others under the Company’s direction or in connection with the Company’s business may invent, discover, make or conceive, after the Effective Date, and whether the Company’s facilities are used or not. As used herein, the term “Intellectual Property” means all current and future worldwide patents and other patent rights, inventions, formulas, formulations, indications, copyrights, trade secrets, trademarks, know-how, utility models and other intangible proprietary rights, including, without limitation, all applications and registrations with respect thereto. Consultant agrees that all copyrightable or patentable Discoveries are “works made for hire” and shall be the sole and complete property of the Company. Immediately, at the Company’s expense, Consultant will, without further compensation: (i) promptly record such Discoveries; (ii) execute any assignments and other documents that the Company deems desirable to protect its rights in the Discoveries; and (iii) assist the Company in enforcing its rights with respect to these Discoveries. To the extent that such Discoveries are not deemed to be “works made for hire”, Consultant hereby assigns all proprietary rights, including copyrights, in these works to the Company without further compensation. Consultant’s obligations hereunder will survive termination of this Agreement.

b.	This Agreement does not grant any rights to or modify the ownership of any Intellectual Property of either Party existing prior to the Effective Date, or any Intellectual Property of Consultant that is created after the Effective Date and not in the course of Consultant’s performance of the Services.

12.	Restrictions on Unfair Competition.

It is recognized by Consultant that, as a natural result of performing the Services, Consultant may be involved in the creation and development of Discoveries, including Intellectual Property, and/or Trade Secrets and will gain access to the Discoveries, Trade Secrets and Confidential Information. Further, Consultant will gain the trust, confidence and respect of the Company’s employees, customers, suppliers and other parties with whom the Company has business, contractual relationships, or both. Consultant acknowledges that the Company has a legitimate need, in addition to all other protections pertaining to Discoveries, Trade Secrets and Confidential Information provided to the Company in this Agreement, to protect itself against unfair competition by its existing and former Consultants. Therefore, in consideration of the compensation to be paid to Consultant hereunder, Consultant agrees that while performing the Services hereunder and for six (6) months after the termination of this Agreement, Consultant will not:

a.	provide a Competitive Service (as defined below) to a business that is competing, attempting to compete, or intending to compete with the Company; or

b.	disrupt the Company’s operations and its relationships with its employees by (i) inducing or encouraging or attempting to induce or encourage any employee of the Company to terminate his or her employment or to work for a competitive business, (ii) hiring, attempting to hire, or assisting another to hire or attempt to hire any employee of the Company to work for a competitive business, or (iii) inducing or encouraging or attempting to induce or encourage a Consultant or supplier of the Company or any other party with which the Company has a business relationship to terminate, fail to renew, or substantially change its business relationship with the Company. For clarify, Consultant may engage service providers engaged by the Company, but only for matters unrelated to Company’s operations, with prior written consent, which will not be unreasonably withheld.

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The term “Competitive Service” shall mean services that are the same or substantially similar to the services provided by Consultant on behalf of the Company during the term of Consultant’s performance of the Services for the Company hereunder and shall also mean assisting, supervising, or directing others to perform these same Services on behalf of a competitive company. The restrictions in this Section are not intended to, and will not be constructed to, prevent Consultant from seeking or obtaining work in the same field as the Company in the United States or elsewhere so long as the work performed does not involve Consultant providing a Competitive Service on a Competing Product. The term “Competing Product” shall mean a component or similar product and/or product candidate, that (i) the Company has under design or development, has under license or is manufactured or sold by, or on behalf of, the Company at any time within the term of Consultant’s performance of the Services for the Company hereunder, and (ii) about which Consultant acquired non-public information during the performance of services for the Company hereunder. Competitive Service shall not include Consultant’s continued employment with Mind Machine Co or conducting his regular business with that company.

13.	Reasonableness of Restrictions.

Consultant has read and considered carefully the restrictions on unfair competition contained in this Agreement and acknowledges that the restrictions are fair and reasonably required for the protection of the interests of the Company, its business and its officers, directors, members and employees. Consultant agrees that these restrictions are reasonable in the context of this Agreement as the type of work to be performed by Consultant on behalf of the Company.

14.	Severability.

a.	The parties recognize that this Agreement contains various provisions and imposes several separate restrictions on Consultant during and after Consultant’s performance of the Services hereunder. Each Section of this Agreement, each provision contained in separate subsections of the Section, and each separate restriction within each subsection are intended to stand alone and are not dependent on any other covenant or provision, unless expressly so stated therein. Therefore, should a court rule that any provision or provisions of this Agreement are unenforceable or invalid for any reason, and if the offending provision(s) cannot be reformed in order to make them enforceable, then the offending provision shall be severed from the Agreement, and the remaining provisions shall be unaffected and fully enforced as if the offending provision was never contained in the Agreement.

b.	In the event that a court determines that a provision or provisions of this Agreement are overbroad, or are unenforceable or invalid for any other reason, the parties authorize the court to modify the offending provision(s), and the court shall modify the offending provisions in order to make it enforceable in the most restrictive fashion permitted by law. In so doing, Consultant authorizes the court to impose the revised restriction retroactively.

c.	No breach, or alleged breach by the Company of any of the provisions of this Agreement, or of any other duty or obligation which may be owed to Consultant, shall be asserted by Consultant or shall serve as a bar or defense to any action by the Company to enforce any of its provisions.

15.	Enforcement.

Consultant understands and agrees that the Company will suffer irreparable harm if Consultant breaches any of Consultant’s obligations under Sections 7, 8, 9, 10, 11 12, 19 and 21 of this Agreement, and that monetary damages will be inadequate to compensate the Company for any such violations. Accordingly, Consultant agrees that in the event Consultant violates or threatens to violate any of the referenced provisions of this Agreement, the Company, in addition to all of the remedies which it may have at law, will be entitled to temporary, preliminary, and permanent injunctions to prevent or to restrain any such actual or threatened violation by Consultant, or by any or all of the contractors, partners, employers, agents or other persons, directly or indirectly acting for, or on behalf of, or with Consultant, as well as damages and an equitable accounting of earnings, profits and other rights or remedies to which the Company may be entitled. Consultant consents to the issuance of such injunctions or the imposition of such damages and accountings as being a reasonable measure to protect the Company’s rights.

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16.	Termination.

a.	Either party may terminate this Agreement upon thirty (30) days written notice to the other party.

b.	This Agreement will automatically terminate (i) in the event of Consultant’s death or incapacity, and/or (ii) upon any other circumstance under which Consultant is unable to perform Consultant’s obligations pursuant to this Agreement.

c.	Fees shall continue to accrue during the notice period. Any termination of the Agreement not for Cause (defined as means the occurrence of any of the following: (A) conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (B) commission of an act of personal dishonesty that is intended to result in Consultant’s personal enrichment (excluding inadvertent acts that are promptly cured following notice); (C) a continued material failure or failures by Consultant to perform Consultant’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company) (but only after the Company has delivered a written demand for performance to Consultant that describes the basis for the Company’s belief that Consultant has committed material violations and Consultant has not cured within a period of 15 days following notice); (D) willful failure (other than due to physical incapacity) to reasonably cooperate with any audit or investigation by a governmental authority or the Company of the Company’s business or financial conditions or practices that continues after written notice from the Board and at least fifteen (15) days to cure; (E) it is determined that Consultant has conducted his self in an unprofessional, unethical, illegal or fraudulent manner, or have acted in a manner detrimental to the reputation, character or standing of the Company, or to the financial condition of the Company, including, but not limited to theft or misappropriation of Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, or the filing of false expense or related reports; (G) a material breach of any of Consultant’s fiduciary duties to the Company; (H) any willful, material violation by Consultant of any law or regulation applicable to the business of the Company; (I) a material breach of any of the covenants, representations and warranties contained herein; or (J) insubordinate conduct so divergent from the Company’s purpose, that a majority vote by the Board necessitates Consultant’s removal) shall result in an immediate vesting, as of the last day of service, of thirty-three percent (33%) of any issued RSUs as of the last day of service.

17.	Litigation Issues.

a.	Choice of Law. The parties agree that this Agreement is to be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be fully performed therein, excluding conflicts of law provisions thereof.

b.	Dispute Resolution and Jurisdiction. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute through mediation. If the parties are unable to resolve the dispute amicably through mediation, then the parties agree to resolve the matter via arbitration, the terms of which shall be agreed to at a later date, if needed.

18.	Prior Commitments.

Consultant acknowledges and represents that Consultant is not a party to any other agreements, relationships or commitments to any other person or entity that conflict with Consultant’s obligations to the Company under this Agreement. Consultant will not disclose to the Company, use or induce the Company to use any confidential or proprietary information or trade secrets of others.

19.	Indemnification by Consultant.

Consultant shall defend, indemnify, and hold harmless the Company and the Company’s officers, directors, shareholders, agents and employees from and against any and all third party losses, liabilities, damages, demands, suits, causes of action, judgments, costs or expenses (including court costs and reasonable attorney fees) resulting from or directly or indirectly arising out of or in connection with this Agreement and the transactions contemplated hereby, including but not limited to: (1) any claim that any negligent acts or omissions of Consultant caused personal injury, death, property damage, or any other legal or equitable wrong; (2) any obligation or tax liability imposed on the Company resulting from Consultant’s being determined not to be an independent contractor; and (3) a breach of any covenant, representation or warranty made herein by Consultant. The Company shall have the right to approve any counsel retained to defend any demand, suit, or cause of action in which the Company is a defendant, such approval not to be unreasonably withheld. Consultant agrees that the Company shall have the right to control and participate in the defense of any such demand, suit or cause of action concerning matters that relate to the Company, and that such suit will not be settled without the Company’s consent, such consent not to be unreasonably withheld. If, in the Company’s judgment, a conflict exists in the interests of the Company and Consultant in such demand, suit, or cause of action, the Company may retain its own counsel whose fees shall be paid by Consultant.

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Nothing herein shall be construed as making Consultant liable for any injury or damage caused solely by the negligence or wrongdoing of the Company.

Consultant shall continue to be a party to that certain Indemnity Agreement between Consultant and the Company as part of Consultant’s service as a director.

20.	Notices.

All notices, demands or other communications given hereunder shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after delivery to a reputable international overnight courier service for overnight delivery, addressed as set forth below, or to such other address or such other person as either party shall designate in writing to the other for such purposes and in the manner set forth herein. Notices to Consultant are to be addressed to the address as provided by the Consultant in the signature block. Notices to the Company are to be addressed as follows:

If to the Company:

Valion Bio, Inc.

1305 E. Houston Ave

Suite 311, Building 1

San Antonio TX 78205

Attention: Legal

Email Address: legal@valionbio.com

with a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: Christopher Tinen

Email: ctinen@swlaw.com

21.	Miscellaneous.

a.	The recitals to this Agreement are incorporated herein by reference and made a part hereof.

b.	No delay or failure by the Company to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right provided herein, and no waiver of any violation of any term or provision of this Agreement will be construed as a waiver of any succeeding violation of the same or any other provision of the Agreement.

c.	The parties hereto expressly agree that this Agreement was jointly drafted, and that they both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

d.	This Agreement may not be assigned by the Company and by any of its successors or assigns without Consultant’s consent, which will not be unreasonably withheld. This Agreement may not be assigned by Consultant.

e.	The provisions of this Agreement set forth in Sections 5 through 19 will survive the termination of this Agreement.

f.	This Agreement and the Exhibit hereto constitute the complete understanding of the parties with respect to the subject matter set forth herein, and shall supersede any prior understanding or agreement to the contrary, written or oral, as it relates to the appointment of Consultant by the Company and may not be amended, modified or altered unless in a writing signed by all parties hereto.

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To memorialize their understanding and agreement to the terms and conditions set forth above, the parties hereby sign this Agreement.

VALION BIO, Inc.

By:	/s/ Lisa Wolf	Date: September 22, 2026

Lisa Wolf

Chief Operating Officer

CONSULTANT

Dean Zikria

By:	/s/ Dean Zikria	Date: September 22, 2026

Email:

Address:

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Exhibit A — Scope of the engagement

1.	Capital Financing strategy and execution

2.	Entolimod and regulatory pathway(s) of the same

3.	Public company compliance and governance

4.	Business development and strategic transactions

5.	General corporate and operations for both Valion Bio & Velocity Bioworks

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